Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 14, 2006 relating to the consolidated financial statements and schedule of Nanometrics Incorporated as of and for the years ended December 31, 2005 and January 1, 2005, and the effectiveness of Nanometrics Incorporated’s internal control over financial reporting as of December 31, 2005, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

San Francisco, California

June 16, 2006